EXHIBIT 10.40

RETIREMENT AND CONSULTING AGREEMENT

THIS RETIREMENT AND CONSULTING AGREEMENT (the "Agreement") is made and entered into effective as of October 19, 2015 (the "Effective Date"), by and between DIME COMMUNITY BANCSHARES, INC., a Delaware corporation (the "Company"), and MICHAEL P. DEVINE (the "Executive").

WHEREAS, the Executive intends to retire from the Company and its affiliates, and the parties mutually desire to arrange for his retirement from the Company and its affiliates, including without limitation, The Dime Savings Bank of Williamsburgh (the "Bank"), under certain terms,

WHEREAS, the Company wishes to take advantage of, and Executive wishes to provide, the Executive's extensive knowledge of the operations of the Company and the Bank and the banking industry;

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Retirement; Employment Until Retirement Date.

A.            As of December 31, 2015, the Executive shall retire from all his officer and employee positions with the Company, the Bank, and their affiliates (the "Retirement Date").  The Executive's retirement shall not affect his status as a director of the Company and the Bank.  Executive acknowledges and agrees that, following the Retirement Date, he will remain subject to all policies of general applicability to Company and Bank board members or to retired senior executives of the Company and the Bank.

B.            Pending the Retirement Date, the Executive will continue in his current role as President and (i) receive his regular base salary, (ii) be eligible to participate in the Company benefits plans in which he is currently participating on the terms stated in such plans and (iii) be eligible to receive a 2015 cash-based, short-term incentive compensation award payable on such terms as are applicable to senior executives and at such times as are applicable to Company's 2015 incentive compensation program.

C.            As of the date of this Agreement, except as provided herein, the Executive's employment agreements with the Company (dated as of March 31, 2011) and the Bank (dated as of December 31, 2008) (together, the "Employment Agreements") shall terminate and shall thereafter be without force or effect.

D.            The execution of this Agreement and the attached Waiver and Release (Appendix A) shall not affect the Executive's rights and entitlements (including the timing, form and amount of payments) under the Company and Bank plans and programs in which he participates prior to the Retirement Date and, in each case, such rights and entitlements shall be determined solely by reference to the terms of such plans and programs and any individual award agreement provided to the Executive thereunder.

E.            The Executive acknowledges that, after his Retirement Date, he will not accrue any additional benefit with respect to awards previously made to him under the Company's cash-based long-term incentive plan (the "LTIP").   With respect to LTIP awards outstanding as of the date of this Agreement, the following shall apply to the determination of the Executive's actual benefit:  (i) with respect to the 2013 LTIP award, for the performance period ending December 31, 2015, the Executive's award will be based on "Actual Performance" (as defined in the LTIP) for the three (3) year period ending December 31, 2015, (ii) with respect to the 2014 LTIP award for the performance period ending December 31, 2016, the Executive's award will be two-thirds (2/3) of the Target Amount (as defined in the LTIP), reflecting the Executive's vested interest in the 2014 award as of his Retirement Date and (iii) with respect to the 2015 award for the performance period ending December 31, 2017, the Executive's award will be one-third (1/3) of the Target Amount (as defined in the LTIP), reflecting the Executive's vested interest in the 2015 award as of his Retirement Date.   All amounts due the Executive with respect to the LTIP under items (i)-(iii) will be paid to the Executive immediately following the determination of the 2013 LTIP award amount in the first quarter of 2016, and such payment shall be in full satisfaction of the Executive's outstanding awards under the LTIP.

2.            Engagement as Consultant.  Commencing on the day following his Retirement Date, the Company agrees to retain the Executive as an independent consultant, and the Executive agrees to render consulting services to the Company, for a period of three (3) years (the "Consulting Period"), unless such consulting arrangement is terminated earlier pursuant to Section 2C hereof.

A.            The Company hereby engages the Executive to provide during the Consulting Period such services of a consulting or advisory nature as the Company may reasonably request with respect to its business and matters within the Executive's area of responsibility while employed by the Company and other matters within his expertise.  The Company will provide the Executive with advance notice in writing regarding the nature and scope of specific consulting assignments.  The parties expect that the Executive will devote less than twenty (20) percent of the average amount of time performed by Executive during the last three (3) years of his employment with the Company and its affiliates to performing services for the Company hereunder each month. The Executive shall act solely in a consulting capacity hereunder and shall not have authority to act for the Company or to give instructions or orders on behalf of the Company or otherwise to make commitments for or on behalf of the Company. The Executive shall not be an employee of the Company during the Consulting Period, but shall act in the capacity of an independent contractor and the Company will provide the Executive with a Form 1099 for compensation related to the consulting services.  The Company shall not exercise control over the detail, manner or methods of the performance of the services by the Executive during the Consulting Period or have control over the location at which the Executive performs services.

B.            As full and complete compensation for any and all services which the Executive may render during the Consulting Period:

i.	The Company shall pay the Executive a quarterly consulting fee at the rate of $100,000 per quarter, payable in arrears on the last business day of each quarter.

ii.
The Executive's service during the Consulting Period shall be treated for all purposes as continuing service with respect to outstanding, but unvested, awards of Company restricted stock held by the Executive as of his Retirement Date and, to the extent not vested, all then outstanding restricted stock awards shall vest on the last day of the Consulting Period.

iii.
Except as is expressly provided in this Agreement, the Executive shall not receive nor be entitled to participate in any Company or Bank benefits or benefit plans with respect to the work done during the Consulting Period.

iv.
During the Consulting Period, the Executive shall be provided reasonable access to office space and secretarial services at the Company's headquarters, and shall be reimbursed for reasonable pre-approved expenses directly related to his consulting assignments, subject to applicable Bank policies on expense reimbursement.

v.
The Executive acknowledges that he is, and shall be, solely responsible for the payment of all federal, state and local taxes that are required by applicable laws or regulations to be paid with respect to all compensation and benefits payable or provided hereunder.

C.            Either the Company or the Executive may terminate the Consulting Period at any time and for any reason (or no reason) by providing the other party with thirty (30) days advance written notice of such termination, except in the case of a termination of the Consulting Period by the Company for "Cause" (as defined below), which shall be effective immediately. In addition, the Consulting Period shall terminate upon the occurrence of a "change in control" of the Company (as defined for purposes of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder).  For purposes of this Agreement, "Cause" shall mean (i) the Executive's willful failure to perform his consulting assignments (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the Executive's willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates; (iii) the Executive's embezzlement, misappropriation, or fraud, whether or not related to the Executive's employment with the Company; (iv) the Executive's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) (v) the Executive's willful unauthorized disclosure of Confidential Information (as defined below); or (vi) any material breach of this Agreement by the Executive (including, without limitation, the restrictive covenants set forth in Section 3). No act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause.

D.            Upon termination of the Consulting Period for any reason, the Company shall pay to the Executive any earned but unpaid Consulting Fees for Services rendered prior to such termination and shall reimburse the Executive for any pre-approved business expense incurred prior to such termination and for which the Executive would be entitled to reimbursement. In addition, upon an early termination of the Consulting Period (i) by the Company without Cause or (ii) as a result of the Executive's death or disability (as defined below) or the occurrence of a change in control (as defined above),, the Executive shall be entitled to a lump sum cash payment equal to the Consulting Fees otherwise payable through the expiration of the Consulting Period but for its early termination. Any amounts payable upon termination shall be paid within ten (10) business days of the date of termination. Except as provided in the immediately preceding two sentences, upon any termination of the Consulting Period, the Company shall have no further obligation to the Executive under this Agreement.  In addition, upon early termination of the Consulting Period for any reason, the obligations of Sections 3, 4, 5, 8, 18, 19, Exhibit A and, if applicable, Exhibit B, shall survive such termination.  For purposes of this Agreement, "disability" shall have the same meaning as under Section 409A(a)(2)(C) of the Code.

3.            Restrictive Covenants.

A.            During the Consulting Period, the Executive will not, within twenty five (25) miles of any office or branch location in which the Company or the Bank was conducting business as of the Retirement Date, engage in "Competition" with the Company. For purposes of this Agreement, "Competition" by the Executive shall mean the Executive's:

(i) engaging in, including without limitation, consulting or start-up activities for Executive's own account or any third party, the business of banking; or

(ii) acquiring an economic ownership interest in, or otherwise directly or indirectly being employed by or acting as a consultant, or render any services to, or being a director, officer, employee, principal, agent, stockholder, manager, member, owner or partner of, employer of, or permitting his name to be used in connection with the activities of any other business or organization (a "Competing Business") which engages in, or is preparing to engage in, the business of banking or the provision of financial services; provided, however, that, notwithstanding the foregoing, (i) it shall not be a violation of this paragraph for the Executive to become the registered or beneficial owner of up to two (2%) percent of any class of the capital stock of a Competing Business registered under the Securities Exchange Act of 1934, as amended, provided that Executive does not otherwise participate in the business of such corporation and (ii) this paragraph shall not affect the Executive's service on the board of directors of any entity affiliated with or sponsored by Pentegra Retirement Services or from time to time on the board of directors (or trustees or managers or similar board) of any other entity if such service is not prohibited by any Company or Bank policies applicable to board members generally and does not otherwise constitute "Competition" by the Executive.

B.            During the Consulting Period, the Executive will not in any manner, directly or indirectly:

(i) solicit (or cause, or authorize, to be solicited), divert or otherwise attempt to obtain the business of any person or entity who or which is, or has at any time within three (3) years prior to the date of such action been, a customer, supplier, licensee or business relation of the Company or the Bank for any purpose which is competitive with the Company's or an affiliate's business;

(ii) intentionally disturb or attempt to disturb in any adverse respect any business relationship between any person or entity and the Company or any affiliate;

(iii) seek or attempt to persuade, induce or encourage any director, officer, employee, consultant, advisor or other agent of the Company or the Bank to discontinue their employment therewith or to become employed or otherwise engaged in a Competing Business; and

(iv) solicit or employ, or otherwise hire or engage as an employee, independent contractor, consultant, advisor or otherwise, any person at any time within six (6) months following the date of cessation of employment of such person or the termination of such person's other status, as the case may be, with the Company or the Bank.

C.            During the Consulting Period and at all times thereafter, the Executive shall keep secret and retain in strictest confidence, any and all Confidential Information (as defined below) relating to the Company and its affiliates, and shall use such Confidential Information only in furtherance of the performance by him of his duties as a consultant or a director and not for personal benefit or the benefit of any interest adverse to the interests of the Company.   For purposes of this Agreement, "Confidential Information" shall mean any confidential or proprietary information including, without limitation, plans, specifications, models, samples, data, customer lists and customer information, computer programs and documentation, and other technical and/or business information, in whatever form, tangible or intangible, printed, electronic or magnetic, that can be communicated by whatever means available at such time, that relates to the Company's and its affiliates current business or future business contemplated during the period the Executive serves as a consultant, products, services and/or developments, or information received from others that the Company or its affiliate's treats as confidential or proprietary, and the Executive shall not disclose such Confidential Information to any person other than the Company or its employees, directors or agents, except as may be required by law or court or administrative order (in which event the Executive shall so notify the Company as promptly as practicable).  For the avoidance of doubt, Confidential Information shall also include Confidential Information made available to the Executive prior to his Retirement Date.

D.            The Executive hereby acknowledges that the business of the Company is highly competitive. Executive further acknowledges that his service to the Company will be of a special and unique character, and that he will continue to be identified personally with the Company. Executive also acknowledges that service as a consultant of the Company may require that he have access to the Company's confidential business information, trade secrets and proprietary information. The parties therefore acknowledge that the restrictions contained in this Section 3 are a reasonable and necessary protection of the immediate interests of the Company, and any violation of these restrictions would cause substantial injury to the Company and that the Company would not have entered into this Agreement without receiving the additional consideration offered by Executive in binding himself to these restrictions.

4.            Mutual Nondisparagement.  The Executive agrees that at all times he shall refrain from publicly making, and shall not cause any other person or entity to publicly make, any disparaging statements about the Company or its affiliate's or any of its or their directors, shareholders, advisors, representatives, officers, partners, agents or current or former employees. The Company agrees to cause its officers and directors (as such terms are used for purposes of Section 16 of the Securities Exchange Act of 1934) to refrain from publicly making, and shall not cause any other person to publicly make, any disparaging statements about the Executive.  Nothing in this provision shall be construed as preventing any party from testifying truthfully under oath in a deposition or other legal proceeding or filing or governmental investigation. For purposes of this Section 4, internal communications to and among current management employees, directors or legal counsel or accountants of the Company are not considered communications to third parties.

5.            Confidentiality of Agreement.  The Executive and the Company recognize that the Company will file this Agreement as an exhibit to public securities filings, and may also disclose this Agreement and the exhibits hereto as may be required by law or legal proceedings. The parties mutually agree that they, and each of them, will keep the circumstances underlying the negotiation and/or drafting of this Agreement, including Exhibit A, strictly confidential, will not disclose any such information in any way other than as provided herein, and will not make any representation or other communication (orally or in writing) regarding any such information to anyone, for any reason whatsoever, without the express written consent of the other, unless the disclosure, representation or communication: (A) is to counsel or financial or other professional advisors of the Executive or the Company, as applicable, and is necessary for the rendition of professional advice to the Executive or the Company, as applicable (the restrictions stated in this Section 5 shall automatically apply to the applicable counsel, financial and/or professional advisor, and the Executive or the Company, as applicable, shall so advise such attorney, financial and/or professional advisor); (B) if by the Executive, is to a member of his immediate family (the restrictions stated in this Section 5 shall automatically apply to such immediate family member and the Executive shall so advise such immediate family member); (C) if by the Company, is to its employees who have a business need to know such information, to any insurer or, consistent with business necessity, to any other individual or entity (the restrictions stated in this Section 5 shall automatically apply to such employees, insurer or any other such individual or entity and the Company shall so advise such individuals or entities); or (D) is for the purpose of enforcing this Agreement or any other agreement between the Executive and the Company or any of its affiliates.

6.            Waiver and Release. In consideration for the Executive's execution of, and compliance with, this Agreement, including but not limited to the provisions of Section 3, and the execution of the Waiver and Release attached hereto as Exhibit A, the Company has agreed to enter into the consulting relationship with the Executive following the Retirement Date. This consideration is provided subject to the binding execution, without revocation prior to the 8th day following execution (the "Waiver Effective Date") by the Executive of the Waiver and Release agreement.  The Company's obligation to enter into the consulting relationship shall cease in the event the Executive fails to execute the Waiver and Release, and no payment shall be made until the expiration of the seven-day revocation period following execution of the Waiver and Release agreement, provided that such payments shall accrue from the Retirement Date. If the Executive signs the Waiver and Release on a date prior to the Retirement Date, then, notwithstanding anything in this Agreement to the contrary, the following shall apply: (i) following the Retirement Date, the Executive must execute the certificate included as Exhibit B to this Agreement and return it to the Company and (ii) the revocation period referenced above will begin again on the date Employee executes the certificate.  If the Executive fails to execute the certificate within twenty one (21) days after the Retirement Date, or executes the certificate but revokes within the 7 day revocation period, the Company will have no obligation with respect the consulting relationship and the consideration to be provided therefor.

7.            Indemnification.  The Executive shall be entitled to the protection of the Company's By-Laws and Certificate of Incorporation and any insurance and corporate indemnification policies the Company shall elect to maintain generally for the benefit of its directors and officers against or with respect to all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of having been a director or officer of the Company or any of its affiliates. With respect to the Executive's actions during the Consulting Period, the Company shall indemnify the Executive to the same extent as it indemnifies other directors and  (other than in connection with the Executive's gross negligence or willful misconduct) and shall pay, or reimburse the Executive for, reasonable attorneys' fees and expenses incurred by the Executive in connection with his defense in any related proceedings as such fees and expenses are incurred, subject to the provision of documentation thereof (subject to the undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision that is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses); provided that this sentence shall not apply with respect to any action, claim or controversy in which the Executive and the Company are adverse parties or as prohibited by applicable law, rule or regulation.

8.            Nonassignability. Except for those rights that may accrue to the Executive's family or estate in the event of his death or disability, neither this Agreement nor any right or interest hereunder shall be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, by operation of law or otherwise, and any attempt at such shall be void; provided, that any such benefit shall not in any way be subject to the debts, contract, liabilities, engagements or torts of the Executive, nor shall it be subject to attachment or legal process for or against the Executive.

9.            Entire Agreement; Modification. Except as provided herein, this Agreement sets forth the entire agreement and understanding of the parties concerning the subject matter hereof, and supersedes all prior agreements, arrangements and understandings relative to that subject matter including, without limitation, the Employment Agreements. No term or provision hereof may be modified or extinguished, in whole or in part, except by a writing which is dated and signed by the parties to this Agreement. No representation, promise or inducement has been made to or relied upon by or on behalf of either party concerning the subject matter hereof which is not set forth in this Agreement.

10.            Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

11.            Notices. All notices or communications hereunder shall be in writing, addressed as follows or to such other address as either party may designate from time to time by written notice so given:

To the Company:

Dime Community Bancshares, Inc.
209 Havemeyer Street
Brooklyn, NY 11211
Attn: Chief Executive Officer

To the Executive, at the address of record in the Company's personnel files.

All such notices shall be conclusively deemed to be received and shall be effective; (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

12.            Source of Payments. All cash payments provided in this Agreement will be paid from the general funds of the Company. The Executive's status with respect to amounts owed under this Agreement will be that of a general unsecured creditor of the Company.

13.            Income Tax Withholding. The Executive acknowledges that payments made to him by the Company or the Bank after his Retirement Date, other than in his capacity as a consultant,  may be subject to withholding of federal, state, or local taxes to the extent required by applicable law.

14.            Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, the provision will be automatically amended to the minimum extent necessary to cure the invalidity, illegality or unenforceability and permit enforcement, and  such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

15.            Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

16.            Titles. The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

17.            Section 409A. It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the "short-term deferral" exception shall be paid under such exception. For purposes of Section 409A of the Code, each payment under this Agreement shall be treated as a separate payment for purposes of the exclusion for certain short-term deferral amounts. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. Within the time period permitted by the applicable Treasury Regulations (or such later time as may be permitted under Section 409A of the Code or any Internal Revenue Service or Department of Treasury rules or other guidance issued thereunder), the Company may, in consultation with the Executive, modify this Agreement in order to cause the provisions of this Agreement to comply with the requirements of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during the Executive's lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement is not subject to liquidation or exchange for another benefit.  The Company acknowledges and agrees that a "separation from service" within the meaning of Section 409A will occur upon the Executive's retirement and that such retirement will also constitute a "termination of employment" for purposes of the Benefits Maintenance Plan of Dime Community Bancshares, Inc.

18.            Arbitration.  Any dispute or controversy based on, arising under or relating to this Agreement shall be settled exclusively by final and binding arbitration, conducted before a single neutral arbitrator in Brooklyn, New York in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (the "AAA") then in effect. Arbitration may be compelled, and judgment may be entered on the arbitration award in any court having jurisdiction.  Notwithstanding the foregoing, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any violation of or continuation of any violation of the provisions of Section 3, and the Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond or prove that money damages for violations of the non-competition provision would be difficult to calculate and that remedies at law would be inadequate. Only individuals who are (i) lawyers engaged full-time in the practice of law and (ii) on the AAA roster of arbitrators shall be selected as an arbitrator. Within twenty (20) days following the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. Each party shall bear its own costs and attorneys' fees in connection with an arbitration, and the costs of the arbitrator and the AAA's administrative fees shall be split evenly between the parties.

19.            Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of New York without regard to conflict of law principles.

20.            Terms. For purposes of this Agreement, the term "affiliate" means any subsidiary of the Company, including the Bank, or any subsidiary of the Bank and all references to "Company" herein shall be deemed to include all affiliates.

21.            Successor Obligations. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.  Executive's obligations hereunder shall be binding upon his successors, heirs, administrators and executors.

22.            Tax Indemnification.  The Company and the Executive agree that the provisions of Section 18 of the Employment Agreement with the Company relating to Excise Tax Indemnification shall continue to apply during the Consulting Period.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

DIME COMMUNITY BANCSHARES, INC.

By:    /s/ VINCENT F. PALAGIANO

Its:     Chairman / CEO

/s/ MICHAEL P. DEVINE
Michael P. Devine

Exhibit A

Dated: October 19, 2015

WAIVER AND RELEASE

In exchange for the consideration (the "Benefits") offered under the Retirement and Consulting Agreement between me and Dime Community Bancshares, Inc., (the "Company") dated October 19, 2015 (the "Agreement"), which were offered to me in exchange for my agreement, among other things, to waive all of my claims against and release Dime Community Bancshares, Inc. and its predecessors, successors and assigns (collectively referred to as the "Company"), all of the affiliates (including parents and subsidiaries) of the Company (collectively referred to as the "Affiliates") and the Company's and Affiliates' directors and officers, employees, agents and the employee benefit plans and programs ("Employee Benefit Plans"), administrators and fiduciaries of Employer and each of the entities affiliated with Employer, (collectively, with the Company and Affiliates, referred to herein as the "Corporate Group") from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company or the Affiliates; provided, however, that this Waiver and Release shall not apply to (1) any existing right I have to indemnification, contribution and a defense, (2) any directors and officers and general liability insurance coverage, (3) any rights I may have as a shareholder of the Company, (4) any rights under any equity plans of the Company, (5) any rights to payments under any Employee Benefit Plans, (6) rights under the Agreement  and (7) any rights which cannot be waived or released as a matter of law.

I understand that signing this Waiver and Release is an important legal act. I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release and has given me at least 21 days from the day I received a copy of this Waiver and Release to sign it.

          In exchange for the Benefits, I, among other things, (1) agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from the Company or the Affiliates and (2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or the Affiliates. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended ("Title VII"); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 ("ADEA"); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 ("ADA"); the Energy Reorganization Act, as amended, 42 U.S.C. §§ 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; The New York Human Rights Law; The New York Executive Law; The New York Labor Law; The New York Civil Rights Law; The New York City Human Rights Law; The New York City Charter and Administrative Code;

claims in connection with workers' compensation or "whistle blower" statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Agreement has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is entered into with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.

          Employee understands and agrees that Employee would not receive the Benefits specified above, except for Employee's signing and non-revocation of this Waiver and Release.

Notwithstanding the foregoing, nothing contained in this Waiver and Release is intended to prohibit or restrict me in any way from (1) bringing a lawsuit against the Company to enforce the Company's obligations under the Agreement; (2) making any disclosure of information required by law; (3) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal, state or local regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company's legal, compliance or human resources officers; (4) testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (5) filing any claims that are not permitted to be waived or released under applicable law (although my ability to recover damages or other relief is still waived and released to the extent permitted by law).

           Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.   If the general release language is found to be illegal or unenforceable, Employee agrees to execute a binding replacement release.

          I acknowledge that this Waiver and Release and the Agreement set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group.

          I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of the offer, provided that my written statement of revocation is received on or before that seventh day by the Chief Executive Officer of the Company (or, in the event of mailing, postmarked on or before the seventh day), in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me with the Benefits. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or any other member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

MICHAEL P. DEVINE                                                                                                                     /s/ VINCENT F. PALAGIANO
Executive's Printed Name                                                                                                                Company Representative

/s/ MICHAEL P. DEVINE                                                                                                                       10/19/2015
Executive's Signature                                                                                                                              Execution Date

October 19, 2015
Date

Exhibit B

Termination Certificate

I, Michael P. Devine, previously executed a Waiver and Release dated as of _______________ pursuant to my Retirement and Consulting Agreement with Dime Community Bancshares, Inc. (the "Company") dated ____________ (the "Agreement").  The terms and conditions set forth in the Waiver and Release are incorporated by reference in this Termination Certificate.

I hereby acknowledge and agree to the following:

(1)            I retired as an officer of the Company and its affiliates on December 31, 2015, which was after the date I executed the Waiver and Release.

(2)            A blank copy of this Termination Certificate was attached to the Agreement as Exhibit B and its purpose was described in Section 6 of the Agreement.  I was advised to discuss the Agreement, the Waiver and Release and this Termination Certificate, with an attorney before executing either document.

(3)            I understand that I have twenty one (21) days to consider my decision to sign this Termination Certificate.  I understand that the Benefits (as such term is defined in the Waiver and Release) will only be provided if I sign this Termination Certificate before the 21-day period expires and do not revoke it within seven (7) days after I sign it by providing written notice of such revocation to the Chief Executive Officer of the Company.

(4)            By my signature below, I acknowledge and agree that the Waiver and Release (i) is to be applied as if I signed it on the day I signed this Termination Certificate and (ii) that this Termination Certificate extends my waiver and release of claims under the Waiver and Release to any claims that arose during the period beginning on the date I signed the Waiver and Release through my last day of employment on December 31, 2015.

_________________________
Michael P. Devine

Date:____________________

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